Exhibit 4.1

Form of Warrant

Execution Copy

ADVANCED MAGNETICS, INC.

COMMON STOCK PURCHASE WARRANT

Warrant No. CS-	Shares
June 1, 2005

1.                                      Issuance.  For value received, this Warrant is issued to                              , by ADVANCED MAGNETICS, INC., a Delaware corporation (hereinafter with its successors called the “Company”), with its principal office at 61 Mooney Street, Cambridge, MA 02138, pursuant to the terms of that certain Securities Purchase Agreement dated June 1, 2005 (the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

2.                                      Purchase Price; Number of Shares.  The registered holder of this Warrant (the “Holder”) is entitled upon surrender of this Warrant together with a duly executed Notice of Exercise in the form attached hereto, at the principal office of the Company, to purchase from the Company                                    fully paid and nonassessable shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”), at a price per share of Thirteen Dollars ($13.00) (the “Purchase Price”).  Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.  The person or persons under whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3.                                      Payment of Purchase Price.  The Purchase Price may be paid (i) in cash or by check or wire transfer of immediately available funds; (ii) upon the prior written consent of the Company only, by a net issue pursuant to Section 4 hereof; or (iii) by any combination of the foregoing.

4.                                      Net Issue Election.  Should the Holder desire to exercise the net issue election provided in this Section 4, it shall first seek the consent of the Company by providing written notice at least 5 days prior to the date on which the exercise of this Warrant is to occur.  The Company shall notify the Holder in writing of its consent or refusal within 2 business days of receipt of such notice.  After obtaining the written consent of the Company, the Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company.  Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X = Y (A-B)
A

where:	X =	the number of shares of Common Stock to be issued to the Holder pursuant to this Section 4.

	Y =	the number of shares of Common Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

	A =	the Volume Weighted Average Price (defined below) of one share of Common Stock, as determined at the time the net issue election is made pursuant to this Section 4.

	B =	the Purchase Price per Share in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Volume Weighted Average Price” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean the daily volume weighted average price of the Common Stock as reported on the American Stock Exchange (the “AMEX”) (or any national securities exchange on which the Common Stock is then listed or admitted for trading), based on a trading day of 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time, over the five consecutive trading days immediately preceding the Determination Date; provided, however, that if (i) the Common Stock is neither traded on the AMEX nor on a national securities exchange, then Volume Weighted Average Price shall be the volume weighted average price of the Common Stock over the five-day period immediately preceding the Determination Date reflected in the over-the-counter market, as reported by the National Quotation Bureau, Inc. or any organization performing a similar function, or if trade prices are not then routinely reported for the over-the-counter market, the average of the last bid and asked prices of the Common Stock over the five-day period immediately preceding the Determination Date and (ii) if there is no public market for the Common Stock, then the Volume Weighted Average Price shall be the fair market value as determined in good faith by the Company’s Board of Directors.

5.                                      Delivery of Warrant Shares.

(a)  Upon surrender of this Warrant together with a properly completed and duly executed Notice of Exercise in the form attached hereto, at the principal executive office of the Company, and upon payment of the Purchase Price multiplied by the number of Shares that the Holder intends to purchase hereunder, the Company shall promptly (but in no event later than four Trading Days (as defined below) after the Date of Exercise (as defined below)) issue and deliver to the Holder, a certificate for the number of Shares issued upon such exercise (which, shall be free of restrictive legends) or otherwise make arrangements with the Company’s transfer agent for the proper electronic notation of the Company’s records to reflect Holder as the record holder of the number of Shares issued upon such exercise.

(b)  If by the fourth Trading Day after a Date of Exercise the Company fails to deliver the required number of Shares in the manner required pursuant to Section 5(a), then the Holder will have the right to rescind such exercise upon written notice to the Company.

(c)  If by the fourth Trading Day after a Date of Exercise the Company fails to deliver the required number of Shares in the manner required pursuant to Section 5(a), and if after such fourth Trading Day and prior to the receipt of such Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (i) pay in cash to the Holder the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the amount obtained by multiplying (x) the number of Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (y) the last reported sales price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (ii) deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  The Holder shall provide the Company prompt written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(d) For purposes of this Section 5:

(i)  “Trading Day” means any day on which the AMEX is open for the transaction of business; and

(ii)  “Date of Exercise” means the date on which the Holder shall have delivered to Company: (A) a properly completed and duly executed Notice of Exercise in the form attached hereto, and (B) if such Holder is not utilizing the net issue election pursuant to Section 4 hereof, payment of the Purchase Price for the number of Shares so indicated by the Holder to be purchased.

6.                                      Partial Exercise.  This Warrant may be exercised in part, and the Holder shall be entitled to promptly receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

7.                                      Fractional Shares.  In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant.  If, upon exercise of this Warrant as an entirety, the Holder would, except as provided in this Section 7, be entitled to receive a fractional share of Common Stock, then the Company shall pay in lieu thereof, the Fair Market Value of such fractional share in cash.

8.                                      Expiration Date; Early Termination.

(a)  Except as otherwise set forth in this Section 8, this Warrant shall expire on the close of business on June 1, 2008 (the “Expiration Date”), and shall be void thereafter.

(b) In the event of, at any time prior to the Expiration Date, any dissolution, liquidation or winding-up of the Company, or the consolidation or merger of the Company with or into another corporation, or the sale or other disposition of all or substantially all the properties and assets of the Company to any other person (a “Transaction”), the Company shall provide to the Holder twenty (20) calendar days’ advance written notice of such Transaction, and this Warrant shall terminate upon consummation of such Transaction unless properly exercised prior to the occurrence of such Transaction.  The Company shall update any such notice to reflect any material changes in the Transaction or the information set forth in the notice.  Notwithstanding anything contained in this Section 8(b) to the contrary, the Company may not effect a

Transaction unless and until after giving the Holder at least twenty (20) days’ advance notice of the Transaction (including any material updates contemplated by the preceding sentence) and affording the Holder the opportunity to exercise the Warrant during such period (to the extent the Warrant is then exercisable).

9.                                      Reserved Shares; Valid Issuance.  The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full into shares of Common Stock upon such exercise.  The Company further covenants that such shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all transfer taxes, liens and charges with respect to the issuance thereof.

10.                               Stock Splits and Dividends.  If after the date hereof the Company shall subdivide the Common Stock, by split-up or otherwise, into a larger number of shares, or combine the Common Stock, by reverse split or otherwise, into a lesser number of shares, or issue additional shares of Common Stock in payment of a stock dividend or other distribution on the Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend or distribution, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend or distribution, or proportionately increased in the case of a combination.

11.                               Notices of Record Date, Etc.  In the event of:

(a)  any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b)  any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

(c)  any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof.  Such notice shall be provided at least twenty (20) calendar days prior to the earlier of (i) the date specified in such notice on which any such action is to be taken, and (ii) the record date for purposes of determining the record holders of the Common Stock with respect to any such action.  The Company shall update any such notice to reflect any material change in the information set forth in its notice.  Notwithstanding anything in this Section 11 to the contrary, the Company may not effect a Transaction unless and until after giving the Holder at least twenty (20) days’ advance notice (including any material updates contemplated by the preceding sentence) and affording the Holder the opportunity to exercise the Warrant during such period.

12.                               Representations, Warranties and Covenants.  This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder.  This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of the Holder’s rights or by general equity principals.

(b) The execution and delivery of this Warrants does not, and the performance of this Warrants and the compliance with the provisions hereof, including the issuance, sale and delivery of the Shares by the Company will not, conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Certificate or Bylaws of the Company, each as amended to date, or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which the Company or any of its properties is subject, except for any conflict, breach, violation, default or imposition of a lien (other than pursuant to the terms of the Certificate or Bylaws) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Company.

(c)  The shares of Common Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(d)  The shares of Common Stock issuable upon exercise of this Warrant have been registered under the Securities Act of 1933 on Form S-3 and are listed for trading on the American Stock Exchange.

13.                               Amendment and Waiver.  The terms of this Warrant may be amended, modified or waived only with the written consent of the party against which enforcement of the same is sought.

14.                               Notices, Transfers, Etc.

(a) Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

(b) Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder.  Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee, which shall be identical to this Warrant.  Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant, which shall be in all respects other than denomination identical to this Warrant, to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant, which shall be in all respects other than denomination identical to this Warrant, covering the number of shares in respect of which this Warrant shall not have been transferred.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant and an indemnification of loss by the Holder in favor of the Company.

15.                               Rights of Holder.  Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company, either at law or equity, and the rights of Holder are limited to those expressed in this Warrant.  Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company on any matters or with respect to any rights whatsoever as a stockholder of the Company.  No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised in accordance with its terms.

16.                               Limitation of Liability.  No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

17.                               No Impairment.

(a)  Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Certificate of Incorporation or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, or the reduction of the par value of its Common Stock, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

(b)  If any event occurs as to which the provisions of this Warrant are not strictly applicable but the failure to make any adjustment would not fairly and adequately protect the purchase rights of the Warrant in accordance with the intent and principles of such provisions, then there shall be made such adjustments in the application of such provisions, in accordance with such intent and principles, as shall be reasonably necessary to protect such purchase rights of the Warrants, but in no event shall any such adjustment have the effect of increasing the Purchase Price (unless to the extent contemplated by Section 10).

18.                                Governing Law.  This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware without any regard to conflicts of laws principles.

19.                               Successors and Assigns.  This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

20.                               Business Days.  If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in Massachusetts, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

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IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed by its duly authorized officer and to be dated as of the date first written above.

Company:

ADVANCED MAGNETICS, INC.

By:
	Name:	Jerome Goldstein
	Title:	President

[Signature Page to Common Stock Purchase Warrant]

ADVANCED MAGNETICS, INC.

NOTICE OF EXERCISE

(1)                                  The undersigned hereby:

[ ]

elects to purchase                             shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

[ ]	elects to exercise its net issuance rights pursuant to Section 4 of the attached Warrant with respect to shares of Common Stock, and shall tender payment of all applicable transfer taxes, if any.

(2)                                  Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3)                                  The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Date)	(Signature)

(Print name)

ADVANCED MAGNETICS, INC.

NOTICE OF ASSIGNMENT OF WARRANT

For value received                               hereby sells, assigns and transfers unto

[Please print or type the name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint                                         its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

DATED:

IN THE PRESENCE OF: